Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of June 15, 2005

Among

PFIZER INC.,

VIPER ACQUISITION CORP.

And

VICURON PHARMACEUTICALS, INC.

i

TABLE OF CONTENTS

(continued)

ii

Index of Defined Terms

Term	Section
Affiliate	Section 8.3(a)
Agreement	Preamble
Applicable Period	Section 4.2(a)
Appraisal Shares	Section 2.1(d)
Acquisition Agreement	Section 4.2(b)
Business Day	Section 1.2
Bylaws	Section 1.5(b)
Capital Stock	Section 8.3(b)
Certificates	Section 2.2(b)
Certificate of Merger	Section 1.3
Certificate of Incorporation	Section 1.5(a)
Change of Recommendation	Section 4.2(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(i)
Company	Preamble
Company Benefit Plans	Section 3.1(q)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Section 3.1
Company Employees	Section 5.4(a)
Company License Agreements	Section 3.1(o)
Company Material Adverse Change	Section 8.3(c)
Company Material Adverse Effect	Section 8.3(c)
Company Material Business	Section 4.2(a)
Company Option	Section 2.1(e)
Company Permits	Section 3.1(t)
Company Preferred Stock	Section 3.1(c)
Company Reports	Section 3.1(g)
Company Stock Plans	Section 2.1(e)
Confidentiality Agreement	Section 4.2(a)
Contract	Section 3.1(v)
Costs	Section 5.5(c)
DGCL	Section 1.1
Effective Time	Section 1.3
Environmental Law	Section 3.1(x)
ERISA	Section 3.1(q)
ERISA Affiliate	Section 3.1(q)
ESPP	Section 2.1(f)
Exchange Act	Section 3.1(g)
Exchange Fund	Section 2.2(a)

FDA	Section 3.1(t)
Governmental Entity	Section 2.2(e)
Hazardous Substance	Section 3.1(x)
HSR Act	Section 3.1(f)
HSR Filing	Section 5.3
Indemnified Person	Section 5.5(c)
Intellectual Property	Section 3.1(p)
IRS	Section 3.1(q)
Material Contracts	Section 3.1(v)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Morgan Stanley	Section 3.1(m)
NDA	Section 3.1(t)
Option Cash Payment	Section 2.1(e)
Organizational Documents	Section 3.1(b)
Parent	Preamble
Parent Disclosure Schedule	Section 3.2
Parent Material Adverse Effect	Section 8.3(d)
Parent Organizational Documents	Section 3.2(b)
Paying Agent	Section 2.2(a)
Pension Plan	Section 3.1(q)
Permits	Section 3.1(t)
person	Section 8.3(e)
Proxy Statement	Section 3.1(h)
Registered Intellectual Property	Section 3.1(p)
Restraints	Section 6.1(c)
Rights	Section 2.1(c)
Rights Agreement	Section 2.1(c)
Sarbanes-Oxley Act	Section 3.1(g)
SEC	Section 3.1
Section 262	Section 2.1(d)
Securities Act	Section 3.1(g)
Series A Preferred Stock	Section 2.1(c)
Stockholder Approval	Section 3.1(k)
Stockholders’ Meeting	Section 3.1(h)
Sub	Preamble
Subsequent Takeover Proposal	Section 5.6(b)
Subsidiary	Section 8.3(f)
Superior Proposal	Section 4.2(c)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 4.2(a)
Tax	Section 3.1(r)
Tax Returns	Section 3.1(r)
Termination Fee	Section 5.6(b)
Termination Date	Section 7.1(b)
Trademarks	Section 3.1(p)
Trade Secrets	Section 3.1(p)
U.S. GAAP	Section 3.1(g)
Warrant Cash Payment	Section 2.1(f)
Warrants	Section 2.1(f)

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 15, 2005, among Pfizer Inc., a Delaware corporation (“Parent”), Viper Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Sub”), and Vicuron Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

THE PARTIES ENTER INTO THIS AGREEMENT, on the basis of the following facts, intentions and understandings.

A. The Board of Directors of each of the Company, Sub and Parent has approved and declared advisable the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement.

B. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1.

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3 of this Agreement). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second Business Day (as defined below) after satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of the conditions set forth in Article VI of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver of those conditions), at the offices of O’Melveny & Myers LLP, 275 Battery Street, San Francisco, California 94111, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI of this Agreement shall not have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as promptly as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL or applicable Italian Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being the “Effective Time”).

SECTION 1.4 Effects of The Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

SECTION 1.5 Certificate of Incorporation And Bylaws.

(a) The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.6 Directors. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7 Officers. The officers of Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 2.

Effect of the Merger on the Capital; Exchange of Certificates

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of the Company or any shares of capital stock of Parent or Sub:

(a) Common Stock of Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into and become one validly issued,

fully paid and non-assessable share of identical common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) that is directly owned by the Company, Parent, Sub, or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock, including the associated right (the “Rights”) to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of the Company or in certain circumstances Company Common Stock pursuant to the Shareholders Rights Agreement dated as of June 28, 2001, as amended, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) of this Agreement and the Appraisal Shares (as defined in Section 2.1(d) of this Agreement) shall be converted into the right to receive $29.10 in cash (as such amount may be adjusted pursuant to Section 2.2(h)), without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock (and the associated Rights) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and any such share of Company Common Stock (and the associated Rights) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 2.2(i) of this Agreement. The Merger Consideration shall be paid in the manner set forth in Section 2.2.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock (and the associated Rights) issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement, but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement. The

Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under any employee stock option or compensation plan or arrangement of the Company, including the 1995 Stock Option Plan, the 1997 Equity Incentive Plan, the 2001 Stock Option Plan, the 2002 Stock Option Plan and the 2003 New-Hire Stock Option Plan (collectively, the “Employee Benefit Plans”), whether or not exercisable or vested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option be cancelled and the holder thereof will receive within 10 Business Days of the Effective Time a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, and (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment”). All amounts payable pursuant to this Section 2.1(e) of this Agreement shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 2.3 of this Agreement. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Company shall use commercially reasonable efforts such that, upon the Effective Time, each Company Option is treated in accordance with this Section 2.1(e) of this Agreement.

(f) Employee Stock Purchase Plan. The Company shall take any and all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that the ESPP shall terminate, effective as of the Effective Time, and each Option (as defined in the ESPP) outstanding for the Offering Period (as defined in the ESPP) under the ESPP that terminates at the Effective Time shall be cancelled and each participant in the ESPP for that Offering Period shall be entitled to receive, within 10 Business Days of the Effective Time, in lieu of any other amounts otherwise payable to such participant under the ESPP with respect to such Option, an amount in cash equal to (a) the Merger Consideration multiplied by (b) the number of whole and fractional shares of Company Common Stock that would have been issuable upon exercise of such Option had it been exercised at the Effective Time and the participant purchased the maximum number of shares subject thereto using the full amount of his or her Contributions (as defined in the ESPP) to the ESPP for that Offering Period. All amounts payable pursuant to this Section 2.1(f) of this Agreement shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 2.2(i) of this Agreement.

(g) Warrants. At the Effective Time, each warrant to purchase Company Common Stock or capital stock convertible into Company Common Stock (the “Warrants”) outstanding immediately prior to the Effective Time shall be canceled in exchange for a lump sum cash payment equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Warrant and (B) the Merger Consideration, minus (ii) the per share exercise price of such Warrant (provided that if such calculation results in a negative number, the lump sum cash payment shall be deemed to be $0) (the “Warrant Cash Payment”). Such payment shall be made within ten Business Days of the Effective Time. All amounts payable pursuant to this Section 2.1(g) of this Agreement shall be subject to and reduced by the amount of any withholding and/or deduction that is required under applicable Tax Law in accordance with Section 2.2(i) of this Agreement.

SECTION 2.2 Exchange of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.1(c) of this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Company Common Stock (i) a form of letter of transmittal (which shall specify when delivery of shares of Company Common Stock shall be effected, and, with respect to certificates representing shares of Company Common Stock immediately prior to the Effective Time (“Certificates”), that the risk of loss and title to Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent and which letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates or the surrender of common stock held in book-entry form (including through book-entry positions with depository intermediaries participating in Monte Titoli S.p.A.) in exchange for the Merger Consideration. Each holder of record of a share of Company Common Stock shall, upon surrender to the Paying Agent of a Certificate or compliance with the instructions for book-entry tender of such share, together with submission of a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock (and the associated Rights) previously represented by such Certificate or held in book-entry form shall have been converted into the right to receive pursuant to Section 2.1(c) of this Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock (and the associated Rights) which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b) of this Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on any cash payable to holders of shares of Company Common Stock pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (and the associated Rights). At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock (and the associated Rights) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined below)) any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. “Governmental Entity” is defined in this Agreement as any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, including domestic or foreign stock exchanges and securities regulatory bodies.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration shall be adjusted appropriately.

(i) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (and the associated Rights), Company Options or Warrants, as applicable, such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock (and the associated Rights), Company Options or Warrants, as applicable, in respect of which such deduction and withholding was made by such party.

ARTICLE 3.

Representations and Warranties

SECTION 3.1 Representations and Warranties of the Company. Except as set forth in (i) with respect to Sections 3.1 (i), (j), (p), (q), (r), (t), (u), (v), (w), (x) and (y) only, the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from January 1, 2003 until the date of this Agreement or (ii) the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as currently conducted, except for such failures to be so organized, existing and in good standing (with respect to such jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing (with respect to such jurisdictions that recognize the concept of good standing) that would not be reasonably expected, either individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent complete and correct copies of the Company’s and each of its

Subsidiaries’ certificate of incorporation and bylaws (or comparable governing instruments), each as amended to date. The certificate of incorporation and bylaws or comparable governing instruments (“Organizational Documents”) of each of the Company and its Subsidiaries so made available are in full force and effect.

(c) Capital Structure. The authorized capital stock of the Company consists of 105,000,000 shares, consisting of (i) 100,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which 1,000,000 shares have been designated as Series A Preferred Stock. As of June 13, 2005, (a) 61,161,746 shares of Company Common Stock were issued and outstanding and (b) 1,000,000 shares of Series A Preferred Stock were reserved for issuance. No shares of Company Preferred Stock are issued or outstanding. Each of the outstanding shares of capital stock or other securities of the Company is, and each share of Company Common Stock which may be issued in connection with any Company Options or Warrants will be, duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (including any restriction on the right to vote, sell or otherwise dispose of such capital stock of other ownership interests). Other than with respect to the Subsidiaries listed on Section 3.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements), or have any investment in any other person. Other than as specified in Section 3.1(c) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, Company Options, Warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries are bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than as specified in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or aware of any voting or other stockholders agreement with respect to its securities or the securities of any of its Subsidiaries. Other than as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or to file any registration statement with respect to any shares of capital stock of the Company or any of its Subsidiaries. The Warrants are exercisable only for Company Common Stock. No Subsidiary of the Company owns any Company Common Stock, Company Options or other interest convertible into or determined by reference to the value of Company Common Stock. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are issued or outstanding as of the date hereof.

(d) Corporate Authority. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of the Company, and the Board of Directors of the Company has resolved to recommend that the stockholders of the Company adopt this Agreement, and has directed that this Agreement be submitted to the stockholders of the Company for their adoption, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining Stockholder Approval. Assuming due authorization, execution and delivery by each of Parent and Sub, this Agreement is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Board of Directors of the Company have approved and adopted this Agreement and the Merger.

(e) No Conflicts. The execution and delivery of this Agreement do not and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, or (B) a breach or violation of, or a default under, the acceleration of any obligations, a right of consent or termination, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults, accelerations, creations or changes that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(f) Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement by the Company will result in a violation of any applicable United States or foreign, federal, state or local laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of any Governmental Entity (“Laws”) by the Company or any of its Subsidiaries, except for any such violations that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company will not require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Subsidiaries with any Governmental Entity, except for (i) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the “HSR Act”), (ii) any filings with or receipt of approvals or expiration of the waiting periods with respect to any filings made under antitrust Laws with other Governmental Entities, (iii) the filing of the Proxy Statement with the SEC, and any other filings or notices pursuant to securities Laws and stock exchange rules in the United States and Italy, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Merger, and (vi) actions, consents or approvals that would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(g) SEC Filings; Sarbanes-Oxley Act.

(i) The Company has made available to Parent true and complete copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2004 and 2003, (ii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since January 1, 2003, and (iii) all of its other reports, statements, schedules and registration statements filed or required to be filed with the SEC since December 31, 2003 (the documents referred to in the foregoing clauses (i)-(iii), collectively, including all documents filed as exhibits thereto, the “Company Reports”). The Company has timely filed with the SEC all Company Reports. The Company has filed all material reports, forms, statements, schedules, prospectuses, registration statements and other documents required to be filed by it with the Italian stock exchange and under Italian Laws applicable to the Company and its securities, since January 1, 2002, and is otherwise in material compliance with all Italian Laws applicable to the Company and its securities.

(ii) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Report complied, and each such Company Report filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be.

(iii) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iv) Each Company Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(v) Each Company Report that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(vi) The financial statements of the Company included in the Company Reports (A) have been prepared from, and are in accordance with, the books and records of the Company, (B) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (C) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (D) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and, in the case of Company Reports amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of the Company and the consolidated Subsidiaries of the Company as the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(vii) Since the Company’s filing of its 2004 Form 10-K with the SEC, there have been no changes in the Company’s system of internal control over financial reporting which changes would adversely affect the Company’s system of internal control over financial reporting. To the Company’s knowledge, the Company’s system of internal controls over financial reporting is effective.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the proxy statement relating to this Agreement to be filed with the SEC (the “Proxy Statement”) will, at the time filed with the SEC, at the date it is first mailed to the stockholders of the Company and at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to the statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since December 31, 2004, except for liabilities incurred in connection with this Agreement, (i) there has not been any change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) on or prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action referred to in Sections 4.1(a), 4.1(b), 4.1(d), 4.1(e), 4.1(g), 4.1(h), 4.1(i), 4.1(k), 4.1(l), 4.1(m) or 4.1(n), except as would be permitted thereby.

(j) Litigation. There is no material suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Company Benefit Plans, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any Company Benefit Plans.

(k) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(l) Anti-Takeover Statutes. The Company and its Subsidiaries have taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and such action is effective at the date of this Agreement. No Italian takeover statute is applicable to this Agreement, the Merger and the other transactions contemplated hereby, and to the knowledge of the Company, no other state takeover statute is applicable to this Agreement, the Merger and the other transactions contemplated hereby.

(m) Finders’ Fees. Except for Morgan Stanley & Co. Incorporated (“Morgan Stanley”), there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The Company has provided Parent with a summary of the economic terms of the Company’s engagement letter with Morgan Stanley applicable with respect to the Merger.

(n) Opinion of Financial Advisor. The Company has received an opinion of Morgan Stanley, dated as of the date hereof, to the effect that, as of such date the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

(o) Rights Agreement. The Company has amended the Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(p) Intellectual Property.

(i) For purposes of this Agreement, “Intellectual Property” means all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations, renewals and applications for any of the foregoing

(collectively, “Trademarks”); (ii) patents (including any registrations, renewals and applications therefore, “Patents”); (iii) inventions (whether patented or not); (iv) copyrights (including any registrations, renewals and applications therefore); software; (v) technology, (vi) trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”), in each case used or held for use in or necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted. “Registered Intellectual Property” means all Intellectual Property that is subject to an application, certificate, filing or registration with a Governmental Entity.

(ii) Schedule 3(p)(ii) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all Registered Intellectual Property.

(iii) To the Company’s knowledge, the Company or its Subsidiaries own exclusively or have a right to use all Intellectual Property that is material to the Company’s business, and the owned Intellectual Property is free and clear of all pledges, claims, liens, encumbrances and security interests of any kind or nature whatsoever.

(iv) There are no claims pending or, to the knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a material third-party claim, alleging that the conduct of the business of the Company and its Subsidiaries infringes upon or misappropriates intellectual property rights of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property.

(v) To the knowledge of the Company, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no third party is infringing or otherwise violating any Intellectual Property, and no such claims have been brought against any third party by the Company or any of its Subsidiaries. To the knowledge of the Company, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no third party has any rights to any intellectual property (including any patent applications) which claims or attempts to claim subject matter that interferes with or overlaps, or would otherwise impair the use of, any inventions claimed by any Patents.

(vi) The Company and its Subsidiaries have taken reasonable steps in accordance with industry practice to protect the confidentiality of material Trade Secrets. To the knowledge of the Company, there have been no breaches of confidentiality or loss of trade secret rights with respect to any material Intellectual Property.

(vii) There are not ongoing interferences, oppositions, reissues, or reexaminations or other inter partes proceedings which could result in a loss or limitation of a patent right or claim involving any of the patents or patent applications listed on Section 3.1(p)(ii) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (and, to the Company’s knowledge, with respect to material patents or patent applications, licensed by the Company or any of its Subsidiaries) that, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(q) Employee Benefits

(i) All benefit and compensation plans, programs, contracts, agreements, policies or arrangements covering current or former directors and/or employees of the Company and its Subsidiaries, including, but not limited to, the Company Stock Plans, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, pension, retirement, employment, retention, termination, change of control, severance or other plans, programs, contracts, policies, agreements or arrangements, and with respect to which the Company and any of its Subsidiaries has or may in the future have any liability (the ”Company Benefit Plans”) as of the date of this Agreement are listed on Section 3.1(q)(i) of the Company Disclosure Schedule and each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been separately identified. True and complete copies of all Company Benefit Plans listed in Section 3.1(q)(i) of the Company Disclosure Schedule, including the current version of any trust agreement or other trust instrument, including any current insurance contract forming a part of such Company Benefit Plans have been provided or made available to Parent prior to the date hereof.

(ii) All Company Benefit Plans are in compliance in all material respects with all applicable Laws, including the Code and ERISA. Each Company Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances or events that would be reasonably expected to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time within the past six years, and no notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iv) All contributions required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports to the extent required by GAAP. Neither the Company nor any of its Subsidiaries has any obligations for post-termination welfare benefits under any Company Benefit Plan other than as required by applicable Law or as severance pay or the continuation of health or life benefits after a severance event pursuant to any severance plan, program, arrangement or agreement.

(v) The Company and its Subsidiaries have no unfunded liabilities with respect to any Pension Plan that covers non-U.S. employees and that are not set forth in the Financial Statements.

(vi) All Company Benefit Plans in which non-U.S. employees participate or that are not subject to United States Law are set forth on Schedule 3.1(q)(vi) of the Company Disclosure Schedule and all such Company Benefit Plans maintained by the Company for the benefit of employees outside the United States have been and are in compliance in all material respects with applicable Law.

(vii) The Company has complied in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours practices and standards, occupational safety and health requirements and unemployment insurance and related matters and is not engaged in any unfair labor practices.

(viii) The Company is not a party to any collective bargaining or other labor contracts with respect to employees of the Company and its Subsidiaries. True and complete copies of any collective bargaining or other labor agreements with respect to employees of the Company and its Subsidiaries as of the date of this Agreement have been provided or made available to Parent prior to the date hereof.

(r) Taxes. (i) The Company, each of its Subsidiaries and each Company Group has timely filed or caused to be filed (subject to any valid extension of time within which to file) all material Tax Returns required to be filed and all such material Tax Returns are true, complete and correct in all material respects, (ii) except with respect to Taxes for which an adequate reserve has been established in accordance with GAAP on the most recent consolidated financial statements included in the Company Reports filed prior to the date of this Agreement, the Company, each of its Subsidiaries and each Company Group has timely paid all Taxes due with respect to such filed Tax Returns or that the Company, such Subsidiary or such Company Group is obligated to pay without the filing of a Tax Return, (iii) each of the Company and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) the federal income and material state, local and foreign Tax Returns of the Company and each of its Subsidiaries and each Company Group have been examined by and settled with the United States Internal Revenue Service for all years through 2003, (v) all material deficiencies and assessments asserted with respect to Taxes as a result of any examinations or other audits by federal, state, local or foreign Tax authorities have been paid, fully settled or adequately provided for in the Company Reports filed prior to the date of this Agreement, and no material issue or claim has been asserted in writing for Taxes by any Tax authority for any prior period, other than those heretofore paid or provided for in the Company Reports filed prior to the date of this Agreement, (vi) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of the Company or any of its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock, occurring within the past two years, that was intended to qualify for tax-free treatment under Section 355 of the Code, (viii) neither the Company nor any of its Subsidiaries are bound by any Tax sharing agreement with third parties, (ix) neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), or a transaction that is substantially similar to a “listed transaction,” and (x) there are no liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due.

For purposes of this Agreement, “Company Group” means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which the Company or any Subsidiary is or has been a member for Federal, state or foreign tax purposes; “Tax Returns” means returns, reports, forms or other documentation required to be filed with any Governmental Entity responsible for the imposition or collection of Taxes (and any amendments, supplements and supporting documentation thereto); and “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, net worth, social security, worker’s compensation, excise, or property taxes, together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

(s) No Payments Not Deductible Pursuant to Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(t) Compliance with Laws; Regulatory Matters.

(i) The business of the Company and its Subsidiaries is being conducted in compliance in all material respects with all applicable Laws. The Company is not debarred under the Generic Drug Enforcement Act of 1992 or otherwise excluded from or restricted in any manner from participation in, any government program related to pharmaceutical products and, to its knowledge, does not employ or use the services of any individual who is debarred or otherwise excluded or restricted.

(ii) The Company and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities (“Permits”) that are necessary to conduct the Company’s business as currently conducted and where the failure to have such Permits would, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (such Permits, the “Company Permits”). All such Company Permits are valid and in full force and effect. Each of the Company and its Subsidiaries is, and at all times from January 1, 2003 through the date of this Agreement has been, in material compliance with the terms and requirements of such Company Permits. Since January 1, 2003, none of the Company and its Subsidiaries has received any written notice regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Company Permits, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permits. No Governmental Entity has at any time since January 1, 2003 challenged in writing the right of any of the Company and its Subsidiaries to develop, manufacture, market, license, distribute, promote, offer or sell any products.

(iii) Each of the product candidates of the Company and its Subsidiaries is being, and at all times since January 1, 2003, as applicable, has been, developed, tested, manufactured and stored, as applicable, in substantial compliance in all material respects with all applicable Laws.

(iv) The Company has made available to Parent each annual report filed by any of the Company and its Subsidiaries with the United States Food and Drug Administration (the “FDA”) with respect to any products of the Company or its Subsidiaries or any similar state or foreign Governmental Entity since January 1, 2003.

(v) The Company has made available to Parent (A) accurate copies of those portions of each New Drug Application (“NDA”), and each similar state or foreign regulatory filing made on behalf of any of the Company and its Subsidiaries since January 1, 2003, including all supplements and amendments and (B) certain correspondence received from the FDA and similar state and foreign Governmental Entities since January 1, 2003 that concerns a product of the Company or its Subsidiaries, in the case of (A) and (B) as set forth in Section 3.1(t)(v) of the Company Disclosure Schedule.

(vi) None of the Company and its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened, investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), (B) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42. U.S.C. Section 1320a-7(b)) or the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), or (C) any equivalent statute of any country in the European Union. None of the Company and its Subsidiaries, nor to the knowledge of the Company (1) any officer or employee of the Company and its Subsidiaries, (2) any authorized agent of the

Company and its Subsidiaries or (3) any principal investigator or sub-investigator of any clinical investigation sponsored by the Company or its Subsidiaries has, in the case of each of (1) through (3) on account of actions taken for or on behalf of the Company or any of its Subsidiaries, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Law.

(vii) Since January 1, 2003, no clinical trial of a product of the Company or any of its Subsidiaries has been suspended, put on hold or terminated prior to completion.

(viii) Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, Aventis or any of its Affiliates have received a FDA Form 483 notice or similar notice with respect to the production plant for the Company’s products in Brindisi, Italy. A true and correct copy of any item set forth on Section 3.1(t)(viii) of the Company Disclosure Schedule has been made available to Parent.

(u) No Undisclosed Liabilities. Except for liabilities and obligations (i) set forth, accrued, reserved or otherwise reflected in the balance sheet of the Company as of March 31, 2005 included in the Company Reports (or referred to in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since March 31, 2005, or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of a nature required to be set forth or reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP.

(v) Contracts.

(i) True and correct copies have been made available to Parent of all legally binding written or oral contracts, agreements (including, without limitation, any employment, severance, change in control, or other similar agreement with employees and/or directors of the Company), guarantees, notes, mortgages, indentures, leases or licenses (each a “Contract”) to which the Company or any of its Subsidiaries is a party and has remaining obligations and which fall within any of the following categories: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty; (B) any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete in any business line or in any geographic area that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (C) any Contract that is terminable by the other party or parties upon a change in control of the Company or any of its Subsidiaries that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (D) any Contract that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one-year period; (E) any Contract under which the Company or any of its Subsidiaries grants to any third party rights to Intellectual Property that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (F) any Contact under which the Company or any of its Subsidiaries licenses from any third party intellectual property that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (G) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (H) any joint venture or partnership Contract; (I) any Contract that grants any right of first refusal or right of first offer or similar right that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (J) any manufacturing or distribution Contract that involves anticipated future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $500,000 in any one-year period; (J) any Contract for the lease or purchase of real property; and (K) any material Contract with any director, officer or Affiliate of the Company or any of its Subsidiaries (collectively, “Material Contracts”).

(ii) Each Material Contract is a legally binding arrangement of the Company or a Company Subsidiary and is in full force and effect, except where the failure to be in full force and effect would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. None of the Company and its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any such Material Contract which default or breach would, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(w) Title to Properties. With respect to any material real property leased by the Company or any of its Subsidiaries and not subleased to a third party, the Company or such Subsidiary is in occupancy of such property pursuant to the terms of the lease governing such interest. Except as would not, either individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have good title to, or a valid leasehold interests in, all real property and other material properties and assets owned or leased by the Company or such Subsidiary, in each case free of all pledges, claims, liens, encumbrances and security interests of any kind or nature whatsoever.

(x) Environmental Matters.

(i) (A) Except as would not be reasonably likely to result in material liability to the Company or its Subsidiaries, no real property (including soils, groundwater, surface water, buildings or other structures thereon or thereunder) owned, operated, used or occupied by the Company or its Subsidiaries has been contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or its Subsidiaries; (B) except as would not be reasonably likely to result in material liability to the Company, no real property formerly owned or operated or used by the Company or any of its Subsidiaries was contaminated as a result of release, spill, discharge or disposal of any Hazardous Substance during or, to the knowledge of the Company, prior to, the ownership or operation or use by the Company or its Subsidiaries; (C) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or other third party indicating that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law or arising from Hazardous Substances; (D) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is a party to any indemnity or any other agreement with any third party, in each case which would be reasonably expected to result in material liability under any Environmental Law or otherwise relating to any Hazardous Substances; and (E) the Company and its Subsidiaries have obtained in a timely manner, maintained in effect, and are in compliance in all material respects with, all Permits required by applicable Environmental Law that are material to the Company’s business.

(ii) As used herein, the term “Environmental Law” means any Law (including without limitation principles of common law, directives, statues, their implementing laws and regulations, related judicial and administrative orders and binding legal interpretations thereof) applicable to the Company or any of its Subsidiaries relating to pollution or protection of the environment, natural resources, human health or safety, including without limitation Laws relating to the generation, handling, use, presence, transportation, recycling, take-back, disposal, release or threatened release of any Hazardous Substance.

(iii) As used herein, the term “Hazardous Substance” means any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are listed, classified, characterized, defined or regulated as hazardous, biohazardous, dangerous, infectious, toxic, a pollutant or a contaminant, including without limitation petroleum, petroleum products or by-products, friable asbestos, biological agents, genetically engineered or modified materials, blood-borne pathogens, bacterial or fungal materials, medical waste, unused or “off-spec” products, any material or equipment containing radon or other radioactive materials or polychlorinated biphenyls.

(y) Insurance. All material insurance policies maintained by the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds.

SECTION 3.2 Representations and Warranties of Parent and Sub. Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered to the Company by Parent on or prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Parent and Sub is a company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and Sub has all requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or in good standing would not be reasonably expected, either individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Certificate of Incorporation and Bylaws. The Parent has heretofore made available to the Company complete and correct copies of the Parent’s and Sub’s certificate of incorporation and bylaws (or comparable governing instruments), each as amended to date. The certificate of incorporation and bylaws or comparable governing instruments (“Parent Organizational Documents”) of each of the Parent and Sub so made available are in full force and effect as of the date hereof

(c) Corporate Authority. Each of Parent and Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Boards of Directors of Parent and Sub, and the Parent in its capacity as sole stockholder of Sub, have approved and adopted this Agreement and the Merger.

(d) No Conflicts. Neither the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will constitute or result in (A) a breach or violation of, or a default under the Organizational Documents of Parent, Sub or of any of Parent’s Subsidiaries, or (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent, Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any contracts binding upon Parent, Sub or any of Parent’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Sub or any of Parent’s Subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults, accelerations, creations or changes that would not, either individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, no misleading.

(f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(g) Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation of the transactions contemplated by this Agreement will result in a violation of Law by Parent or Sub. The execution and delivery of this Agreement by Parent or Sub and the consummation of the transactions contemplated by this Agreement will not require any material action or consent or approval of, or review by, or registration or filing by Parent or Sub with any Governmental Entity, except for (i) filings under the HSR Act, (ii) any filings with or receipt of approvals or expiration of the waiting periods with respect to any filings made under antitrust Laws with other Governmental Entities, (iii) any filings or notices pursuant to securities Laws and stock exchange rules in the United States and Italy, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such filings or notices as may be required under any environmental, health or safety Law (including any rules and regulations of the FDA) in connection with the Merger, and (vi) actions, consents or approvals that would not, either individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

(h) Capital Resources. Parent has or will have at Closing the funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

(i) Interested Stockholder. None of Parent, Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the Delaware Law.

ARTICLE 4.

Covenants Relating to Conduct of Business; No Solicitation; Limitation on Capital Expenditures

SECTION 4.1 Conduct of Business. The Company covenants and agrees as to itself and its Subsidiaries (as applicable) that from the date hereof and continuing until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed:

(a) the Company and each of its Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their current business organizations, to maintain and keep their properties and assets in good repair and condition, ordinary wear and tear excepted, to maintain in effect all governmental permits pursuant to which the Company or any of its Subsidiaries currently operates, to maintain in effect their existing relations with material customers, suppliers, distributors, and others having significant business dealings with them, and to comply in all material respects with all Laws, orders and permits applicable to them;

(b) neither the Company nor any of its Subsidiaries shall (i) amend or propose to amend their certificate of incorporation or their bylaws (or other comparable organizational documents); (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary in the ordinary course of business consistent with past practice); or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) except as provided for herein, as required under agreements already in existence or as required by applicable Law, there shall not be any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or the creation of or any amendment of any of the Company’s employee compensation and employee benefit plans, other than increases in compensation made in the ordinary course of business consistent with past practice;

(d) except for (x) dispositions set forth in the Company Disclosure Schedule, (y) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice and (z) dispositions by the Company or its Subsidiaries of its assets in accordance with the terms of its current restructuring and divestiture plans set forth in Section 4.1(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall (i) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any portion of its property or assets (including stock or other ownership interests of its Subsidiaries) or (ii) other than supplies in the ordinary course of business consistent with past practice, acquire any amount of assets or capital stock of any other person;

(e) neither the Company nor any of its Subsidiaries shall make any change in accounting principles, practices or methods which is not required by U.S. GAAP or Italian generally accepted accounting principles;

(f) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, other than (i) the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms, (ii) the issuance of Company Common Stock in respect of other equity compensation awards outstanding under the Employee Benefits Plans as of the date hereof in accordance with their terms, (iii) the issuance of Company Options and the grant of other equity compensation awards and the issuance of Company Common Stock upon the exercise of such options and in connection with such equity compensation awards to employees who are not directors or executive officers of the Company pursuant to the Employee Benefits Plans in accordance with their terms in the ordinary course of business consistent with past practice, and (iv) the issuance of Company Common Stock at the end of an Offering Period pursuant to the ESPP;

(g) neither the Company nor any of its Subsidiaries (as applicable) shall, except as set forth in Section 4.1(g) of the Company Disclosure Schedule, incur any material capital expenditures;

(h) neither the Company nor any of its Subsidiaries shall incur, create or assume any lien with respect to any asset (other than liens for Taxes not yet due and payable, liens imposed by Law such as carriers’, workmens’ or mechanics’ liens, or pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation to secure public or statutory obligations);

(i) neither the Company nor any of its Subsidiaries shall enter into any new line of business;

(j) neither the Company nor any of its Subsidiaries shall enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

(k) neither the Company nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company and advances of expenses in the ordinary course of business consistent with past practice;

(l) neither the Company nor any of its Subsidiaries shall cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(m) neither the Company nor any of its Subsidiaries shall commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements entered into in the ordinary course of business consistent with past practice and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000;

(n) neither the Company nor any of its Subsidiaries shall incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(o) neither the Company nor any of its Subsidiaries shall enter into any agreement with respect to its Intellectual Property or with respect to the intellectual property of any third party, or enter into any collaboration, co-marketing or co-promotion agreement regarding any of the Company’s compounds or Products or otherwise extend, modify or amend any rights with respect to the foregoing;

(p) neither the Company nor any of its Subsidiaries shall enter into, modify or amend in a manner adverse to the Company, or terminate any Material Contract or waive, release or assign any rights or claims thereunder, in each case, in a manner adverse to the Company, other than any entry into, modification, amendment or termination of any such Material Contract in the ordinary course of business consistent with past practice;

(q) neither the Company, any Subsidiary, nor any Company Tax Group shall (i) make or change any material Tax election; (ii) except as required by applicable Law, file any amended material Tax Return; (iii) enter into any closing agreement with respect to Taxes; (iv) settle any material Tax claim or assessment; (v) surrender any right to claim a refund of Taxes; (vi) consent to any extension or waiver of the limitations period for the assessment of any Tax; or (vii) take any action outside the ordinary course of business whose effect would be to materially increase the present or future Tax liability or to materially decrease the present or future Tax assets, of the Company or any of its Subsidiaries;

(r) create any new Subsidiaries; and

(s) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by this Section 4.1.

SECTION 4.2 No Solicitation.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors or officers to, and shall use its commercially reasonable efforts to cause any employee, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below) or (ii) participate in any negotiations or discussions regarding any Takeover Proposal or furnish to any Person any nonpublic information with respect to, or (iii) approve or endorse or recommend any Takeover Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting any Takeover Proposal or relating to any Takeover Proposal (other than a confidentiality agreement entered into with a party making a Takeover Proposal contemplated by clause (x) below); provided, however, that if, at any time prior to obtaining stockholder approval of adoption of this Agreement (the “Applicable Period”), the Company receives a bona fide Takeover Proposal that did not result from a breach of this Section 4.2(a), and the Board of Directors of the Company determines in good faith, (A) after consultation with its outside legal and financial advisors, that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined in Section 4.2(b) of this Agreement), and (B) after consultation with its outside legal advisor, that failure to do so is reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations under applicable Law, the Company may (x) furnish information with respect to the Company and its Subsidiaries to the person making such proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable to the Company than those set forth in the Non-Disclosure and Standstill Agreement (the “Confidentiality Agreement”) dated as of November 18, 2003, as amended, between Parent and the Company (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal, but such confidentiality agreement may allow such party to submit to the Company a proposal or offer relating to a transaction) and (y) participate in discussions or negotiations regarding such proposal. The Company shall, shall cause its Subsidiaries, officers and directors to, and shall use commercially reasonable efforts to cause any employee, investment banker, financial advisor, attorney, accountant or other representative retained by it to, immediately cease and cause to be terminated any discussions or negotiations with any third party (other than Parent or Sub) conducted heretofore with respect to any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any bona fide inquiry, proposal, request or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business or assets (a “Company Material Business”) that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of voting securities of the Company or 10% or more of the voting power of any class of stock of any Subsidiary of the Company owning, operating or controlling a Company Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of voting securities of the Company or 10% or more of the voting power of any class of stock of any Subsidiary of the Company owning, operating or controlling a Company Material Business, (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Subsidiary of the Company owning, operating or controlling a Company Material Business, in each case other than the transactions contemplated by this Agreement, or (v) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 10% of the assets of the Company (including its subsidiaries, taken as a whole).

(b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal.

(c) Notwithstanding the foregoing, in response to a Takeover Proposal that did not otherwise result from a breach of Section 4.2(a) of this Agreement, during the Applicable Period, the Board of Directors of the Company may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action is reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations under applicable Law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger, (B) approve or recommend, or propose to approve or recommend, such Superior Proposal (any of the foregoing actions contemplated by clause (A) or (B), a “Change of Recommendation”) or (C) terminate this Agreement pursuant to Section 7.1(f) of this Agreement, but only after:

(i) such Board of Directors has determined in good faith that such Takeover Proposal constitutes a Superior Proposal;

(ii) the Company shall have delivered to Parent written notice at least three Business Days prior to publicly effecting such Change of Recommendation or terminating this Agreement which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (3) that the Company intends to effect a Change of Recommendation or terminate this Agreement;

(iii) during the three Business Day period referenced in clause (ii) above, the Company negotiates with Parent in good faith with respect to adjustments to the terms and conditions of this Agreement that Parent may suggest during such period; and

(iv) during the three Business Day period referenced in clause (ii) above, such Board of Directors does not conclude in good faith that such Takeover Proposal (including any adjustments thereto during such three Business Day period) no longer constitutes a Superior Proposal.

For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company, on terms that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) to be more favorable (taking into account (i) all financial considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Takeover Proposal and (iii) the conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement).

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall (i) as promptly as practicable advise Parent of any Takeover Proposal, the principal terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal, (ii) provide Parent with (A) a copy of all written materials provided by or on behalf of such person in connection with the Takeover Proposal that describe or relate to the terms and conditions of such Takeover Proposal and (B) notice of the Company’s intention to enter into negotiations with any third party with respect to a Takeover Proposal, and (iii) contemporaneously with furnishing any nonpublic information with regard to the Company and its Subsidiaries to such third party, furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished). The Company shall keep Parent informed of the status and details (including providing notice to Parent promptly, and in any event within 24 hours, of any changes to any material term thereof) of any such Takeover Proposal. Contemporaneously with any termination by the Company of this Agreement pursuant to Section 7.1(b)(i) of this Agreement, the Company shall provide Parent with a written verification that it has complied with its obligations pursuant to this Section 4.2.

(e) Nothing contained in this Section 4.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law, including the Board of Directors’ duty of candor to the stockholders of the Company or (ii) taking actions permitted by Section 4.1(d) of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE 5.

Additional Agreements

SECTION 5.1 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as practicable after the Proxy Statement is transmitted to Parent for its review.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting solely for the purpose of obtaining the Stockholder Approval. Subject to Section 4.2 of this Agreement, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement and shall use commercially reasonable efforts to solicit from the stockholders of the Company proxies in favor of the Merger.

SECTION 5.2 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law (including European and Italian privacy Law), the Company agrees that upon reasonable notice it shall (and shall cause its Subsidiaries to) afford Parents’ representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers, employees, auditors, to its properties, offices, books, contracts and records (including Tax records and the workpapers of the Company’s independent accountants), and, during such period, the Company shall (and shall cause its Subsidiaries to) (i) furnish promptly to Parent and Sub all information concerning its business, properties and personnel as may reasonably be requested, (ii) help facilitate reasonable access for Parent, at such times as Parent and its representatives may reasonably request, to persons having a material business relationship with the Company; and (iii) otherwise assist Parent and its representatives in becoming familiar with the Company’s existing and prospective businesses and assets and liabilities to such extent and at such times as Parent and its representatives may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(b) No information or knowledge obtained in any investigation pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 5.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the filings set forth on Section 5.3 of the Company Disclosure Schedule, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2)

if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 5.3 shall require Parent or any of its Subsidiaries, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason, to sell, divest or otherwise dispose of, or permit the sale, divestiture or other disposition of, (A) any assets of the Company or any of its Subsidiaries to the extent that the value of such assets would be material to the Company and its Subsidiaries, taken as a whole, or (B) any assets of Parent or any of its Subsidiaries to the extent that the value of such assets of Parent or any of its Subsidiaries would, if owned by the Company or any of its Subsidiaries, be material to the Company and its Subsidiaries, taken as a whole.

SECTION 5.4 Employee Matters.

(a) Following the Effective Time, the Surviving Corporation will (subject to this Section 5.4 and Section 5.5 of this Agreement), or, as applicable, will cause its Subsidiaries to, honor all obligations under any contracts, agreements, collective bargaining agreements, plans (as such may be amended in accordance with this Agreement) and commitments of the Company and its Subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or as permitted by this Agreement) that apply to any current or former employee, or current or former director, of the Company or any of its Subsidiaries; provided, however, that this undertaking is not intended to prevent the Surviving Corporation or its Subsidiaries from amending, modifying, suspending, revoking or terminating any such contract, agreement, collective bargaining agreement or commitment. The Surviving Corporation acknowledges on behalf of itself and its Subsidiaries that the Merger and the transactions contemplated by this Agreement shall constitute a “Change of Control” or a “Change in Control,” as applicable under the Employee Benefit Plans. Until the first anniversary of the Effective Time, Surviving Corporation shall provide, or shall cause to be provided, to employees of the Company or its Subsidiaries (exclusive of any employees who are subject to a collective bargaining agreement) immediately prior to the Effective Time (the “Company Employees”) compensation and benefits from time to time that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately prior to the Effective Time.

(b) Until the first anniversary of the Effective Time, the Company Employees (other than Company Employees who are party to individual agreements providing for severance benefits) shall be eligible to receive severance benefits in amounts and on terms and conditions no less favorable than those provided to Company Employees pursuant to policies (severance benefit provisions contained in individual agreements with Company Employees shall not be used for purposes of determining comparability of severance policies) in effect immediately prior to the Effective Time.

(c) Subject to its obligations under applicable Law and applicable collective bargaining agreements, the Parent and the Surviving Corporation, as well as each of their respective Subsidiaries, shall give credit under each of their respective employee benefit plans, programs and arrangements in which Company Employees participate to Company Employees for all service prior to the Effective Time with the Company or Parent or their respective Subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given under similar plans, programs and arrangements by the Company or Parent or any of their respective Subsidiaries, as applicable) for all purposes for which such service was taken into account or recognized by the Company or Parent or their respective Subsidiaries, as applicable, but not (i) to the extent crediting such service would result in duplication of benefits, or (ii) for purposes of benefit accrual under any defined benefit pension plan.

SECTION 5.5 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) Each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of the Company and its Subsidiaries, as provided in the Organizational Documents or other indemnification agreements in effect as of the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors, officers, employees and fiduciaries under benefit plans currently indemnified of the Company or its Subsidiaries who become directors, officers, employees or fiduciaries under benefit plans of the Surviving Corporation will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the Surviving Corporation.

(b) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by the Company covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of this Agreement; provided, however, that in no event will Parent or the Surviving Corporation be required to expend annually in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium) . In addition, the Company may satisfy its obligations under this Section 5.5(b) by purchasing a six-year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of Sections 5.5(a) and (b) of this Agreement, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, the Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder.

(c) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will jointly and severally indemnify and hold harmless each present director and officer of the Company or any of its Subsidiaries, determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable Law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any determination as to whether an Indemnified Person is entitled to indemnification or advancement of expenses hereunder pursuant to applicable Law shall be made by independent counsel jointly selected by the Surviving Corporation and such Indemnified Person. Parent or the Surviving Corporation will have the right to assume and control the defense of any action for which indemnification is sought hereunder or under the Company’s Organizational Documents or indemnification agreements. Parent and the Surviving Corporation shall be obligated to pay for only one firm or counsel for all indemnified parties in any jurisdiction, except to the extent there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such indemnified party and any other indemnified party, in which case each indemnified party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent and such indemnified party. The indemnified parties shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

(d) The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of Sections 5.5(a) and (b) of this Agreement, as the case may be, to whom this Section 5.5 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.5.

(e) The provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Person and each other person entitled to the benefit of Sections 5.5(a) and (b) of this Agreement, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.6 Fees and Expenses.

(a) Except as provided in this Section 5.6, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay Parent a fee of $58 million (the “Termination Fee”), if this Agreement is terminated:

(i) pursuant to Section 7.1(b)(i), 7.1(b)(iii) or 7.1(c), and prior to such termination a Takeover Proposal shall have been publicly disclosed and, except with respect to a Takeover Proposal that is consummated or with respect to which an Acquisition Agreement is entered into by the Company or any of its Subsidiaries during the nine-month period following such termination (a “Subsequent Takeover Proposal”), not withdrawn or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and, except with respect to a Subsequent Takeover Proposal, not withdrawn such intention, and within nine months of such termination the Company or any of its Subsidiaries enters into any Acquisition Agreement related to any Takeover Proposal (and the Takeover Proposal set forth in such Acquisition Agreement is subsequently consummated, whether during or after such nine-month period) or consummates a Takeover Proposal (for the purposes of the foregoing (and Section 7.1(e)) the terms “Acquisition Agreement” and “Takeover Proposal” shall have the meanings assigned to such terms in Section 4.2 of this Agreement except that the references to “10%” in the definition of “Takeover Proposal” in Section 4.2(a) of this Agreement shall be deemed to be references to “50%”);

(ii) pursuant to Section 7.1(e); or

(iii) pursuant to Section 7.1(f).

(c) The Termination Fee shall be payable by wire transfer of same day funds immediately upon termination pursuant to Section 7.1(f), within two Business Days of termination pursuant to Section 7.1(e), and upon consummation of a Takeover Proposal after termination pursuant to the circumstances described in Section 5.6(b)(i).

(d) The Company acknowledges that the agreements contained in Section 5.5(b) of this Agreement are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.5(b) of this Agreement, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in Section 5.5(b) of this Agreement, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

SECTION 5.7 Public Announcements. The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.8 Rights Agreement. The Board of Directors of the Company shall take all further action reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

SECTION 5.9 Conduct of Parent. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, except as consented to in writing by the Company, none of Parent or any of its Subsidiaries shall make any acquisition that is reasonably likely to (i) materially impair Parent’s ability to consummate the transactions contemplated by this Agreement or (ii) cause a material delay of the Merger.

SECTION 5.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

SECTION 5.11 Notice of Certain Events. The Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, (i) any representation or warranty becoming untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the failure by the Company to comply with any of its covenants such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that in no event will the failure of the Company to deliver notice to Parent pursuant to clause (i) be considered a failure of the condition set forth in Section 6.2(b) or a basis for termination pursuant to Section 7.1(c) as it relates to a breach of covenants. The Company’s satisfaction of its obligations under this Section 5.11 shall not relieve the Company of its obligations under this Agreement and no information delivered to Parent pursuant to this Section 5.11 shall update the Disclosure Schedule.

ARTICLE 6.

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and either the antitrust agencies of the countries listed on Section 5.3 of the Company Disclosure Schedule shall have approved the Merger or applicable waiting periods under the antitrust Laws of the countries set forth on Schedule 5.3 shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (collectively, the “Restraints”) shall be in effect making the Merger illegal or otherwise prohibiting consummation of the Merger.

SECTION 6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure of such representations and warranties (other than the representations and warranties set forth in Section 3.1(c), which shall be true and correct in all material respects) to be true and correct that would not, either individually or in the aggregate, constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties, all materiality and Company Material Adverse Effect qualifications in such representations and warranties shall be disregarded). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the

Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of its Subsidiaries, or to compel the Company, Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of its Subsidiaries, as a result of the Merger, or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company.

(d) Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in paragraph (c) of this Section 6.2 shall be in effect.

(e) Material Adverse Change. Since the date of this Agreement, no Company Material Adverse Change shall have occurred and not been cured.

(f) FIRPTA. The Company shall have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder, certifying that either: (i) the Company is not and has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the period described in Section 897(c)(1)(A)(ii) of the Code; or (ii) as of the expiration of the Offer, interests in the Company are not United States real property interests by reason of Section 897(c)(1)(B) of the Code.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failure of such representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications in such representations and warranties shall be disregarded). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3 of this Agreement, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3 of this Agreement.

ARTICLE 7.

Termination, Amendment and Waiver

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the receipt of Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by the nine-month anniversary of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of a covenant in this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; and provided, further, that, if on the Termination Date the conditions to the Closing set forth in Sections 6.1(b) of this Agreement shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall automatically be extended until the date that is the twelve-month anniversary of this Agreement;

(ii) if any Restraint having any of the effects set forth in Section 6.1(c) of this Agreement shall be in effect and have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint; or

(iii) the Stockholder Approval as required by Section 6.1(a) of this Agreement shall not have been obtained at the Stockholder’s Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent if (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) of this Agreement and (B) is incapable of being cured (or is not cured) by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform by Parent, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iii) of Section 6.2(c) of this Agreement shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) of this Agreement and (B) is incapable of being cured (or is not cured) by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company;

(e) by the Parent if prior to obtaining Stockholder Approval (A) the Board of Directors of the Company (or any committee thereof) (i) shall have withdrawn or adversely modified, or proposed publicly to withdraw or adversely modify, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) shall fail to reaffirm publicly such approval or recommendation within 10 Business Days of receipt of the Parent’s written request at any time when a Takeover Proposal shall have been made and not rejected by the Board of Directors of the Company, provided, that, such 10-Business Day period shall be extended for 10 Business Days following any material modification to such Takeover Proposal occurring after the receipt of Parent’s written request and provided, further, that such 10-Business Day period shall recommence each time a Takeover Proposal has been made following the receipt of Parent’s written request by a person that had not made a Takeover Proposal prior to the receipt of Parent’s written request, (iii) shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal, (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Takeover Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, or (B) there has been a material and intentional breach of Section 4.2;

(f) by the Company in accordance with Section 4.2(c) of this Agreement, provided, that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, the Company shall have complied with Section 4.2 of this Agreement and with applicable requirements, including the payment of the Termination Fee in Section 5.6 of this Agreement; or

(g) by Parent if a Company Material Adverse Change shall have occurred and, if such Company Material Adverse Change is reasonably capable of being cured, such Company Material Adverse Change shall not have been cured.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1 of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.1(l) (Finders’ Fees), the penultimate sentence of Section 5.2 (Access to Information; Confidentiality), Section 5.6 (Fees and Expenses), this Section 7.2 and Article VIII of this Agreement, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3 Amendment. Subject to the provisions of applicable Law, at any time before or after the Stockholder Approval, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Stockholder Approval, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisos of Section 7.3 of this Agreement, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.5 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.1 of this Agreement or an amendment of this Agreement pursuant to Section 7.3 of this Agreement shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors.

ARTICLE 8.

General Provisions

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.2 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telecopy No.: 212-808-8924

Attention: Vice Chairman and General Counsel

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Telecopy No.: (212) 504-6666

Attention: Dennis J. Block, Esq.

if to the Company, to:

Vicuron Pharmaceuticals, Inc.

455 South Gulph Road, Suite 305

King of Prussia, PA 19406

Telecopy No.: (610) 205-2333

Attention: Chief Executive Officer

with a copy to:

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, California 94111

Telecopy No.: (415) 984-8701

Attention: Peter T. Healy, Esq.

                  Steve L. Camahort, Esq.

SECTION 8.3 Definitions. For purposes of this Agreement;

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation;

(c) “Company Material Adverse Change” or “Company Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance, effect, occurrence, state of facts or development (any such item, other than such items disclosed in either the Disclosure Schedule or the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from

January 1, 2003 until the date of this Agreement, an “Effect”) which individually or in the aggregate when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Change or Company Material Adverse Effect, that is or is reasonably likely to be (i) materially adverse to the business, assets, properties, results of operations or financial condition, taken as a whole, of the Company or (ii) prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger; provided that none of the following Effects shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect or Company Material Adverse Change: (A) changes affecting the United States economy or any United States or Italian securities market in general (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (B) changes or developments in the pharmaceutical industries in which the Company participates (which changes or developments, in each case, do not disproportionately affect the Company in any material respect), (C) changes resulting from political instability, acts of terrorism or war, (D) changes resulting from or arising out of the announcement of this Agreement or actions pursuant to (and required by) this Agreement, (E) any change in Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect or Company Material Adverse Change), (F) the determination by, or the delay of a determination by, the FDA or its European equivalent, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of Company’s products, (G) the result of any clinical trial, or (H) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect or Company Material Adverse Change);

(d) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Sub of the transactions contemplated hereby;

(e) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.4 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be limited by the words “without limitation.” The parties hereto acknowledge that each party has participated in the drafting of and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived.

SECTION 8.5 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each party need not sign the same counterpart.

SECTION 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, (including any annexes, schedules and exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as provided in Section 5.5, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any person other than the parties hereto.

SECTION 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.9 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another Subsidiary of Parent to be a constituent corporation in lieu of Sub, whereupon all references herein to Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Sub as of the date of his Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

SECTION 8.10 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a)

consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PFIZER INC.

By:	/s/ DAVID SHEDLARZ
Name:	David L. Shedlarz
Title:

VIPER ACQUISITION CORP.

By:	/s/ DAVID SHEDLARZ
Name:	David L. Shedlarz
Title:

[SIGNATURE PAGE TO MERGER AGREEMENT]

VICURON PHARMACEUTICALS, INC.

By:	/s/ GEORGE F. HORNER III
Name:	George F. Horner III
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO MERGER AGREEMENT]